Exhibit 10.24
MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
(Ballantrae, Reflection Lakes, Monterra at Bonita Springs,
Ybor City, Via Lugano and Madison at Park West)
     THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 28th day of December, 2007 by and between BALLANTRAE MANAGER INC., a Nevada corporation (“BMI”), REFLECTION LAKES MANAGER, INC. a Nevada corporation (“RLM”), MONTERRA TARRAGON, INC., a Nevada corporation (“MTI”), MADISON TARRAGON MANAGER, INC., a Nevada corporation (“MTM”), TARRAGON SOUTH DEVELOPMENT CORPORATION, a Nevada corporation (“TSD”), and TARRAGON CORPORATION, a Nevada corporation (“Tarragon”; Tarragon, together with BMI, RLM, MTI, MTM and TSD shall collectively be referred to herein as “Seller”) whose address is 423 West 55th Street, 12th Floor, New York, New York 10019, and NORTHLAND FUND II, L.P., a Delaware limited partnership (“Purchaser”) whose address is 2150 Washington Street, Newton, MA 02462.
WITNESSETH:
     WHEREAS, BMI and Tarragon are the owners of 100% of the membership interests in BALLANTRAE TARRAGON, LLC, a Florida limited liability company (the “Ballantrae Company”), representing economic, voting and other rights in the Company, as more particularly set forth in that certain Operating Agreement dated as of February 16, 2006 (as the same may be amended or modified, the “Ballantrae Operating Agreement”)
     WHEREAS, RLM and Tarragon are the owners of 100% of the membership interests in REFLECTION LAKES TARRAGON, LLC, a Florida limited liability company (the “Reflection Lakes Company”), representing economic, voting and other rights in the Company, as more particularly set forth in that certain Operating Agreement dated as of January 6, 2006 (as the same may be amended or modified, the “Reflection Lakes Operating Agreement”);
     WHEREAS, MTI and Tarragon are the owners of 100% of the membership interests in OMNI MONTERRA LLC, a Florida limited liability company (the “Monterra Company”), representing economic, voting and other rights in the Company, as more particularly set forth in that certain Operating Agreement dated as of August 17, 2005 (as the same may be amended or modified, the “Monterra Operating Agreement”);
     WHEREAS, MTM and Tarragon are the owners of 100% of the membership interests in MADISON AT PARKWEST TARRAGON, LLC, a South Carolina limited liability company (the “Madison Company”), representing economic, voting and other rights in the Company, as more particularly set forth in that certain Operating Agreement dated as of November ___, 2005, as amended by that certain First Amendment to Limited Liability Company Agreement dated as of September 12, 2006 (as the same may be amended or modified, the “Madison Operating Agreement”);

Exhibit 10.24 (Continued)
     WHEREAS, TSD is the owner of 100% of the membership interests in YBOR CITY TARRAGON, LLC, a Delaware limited liability company (the “Ybor City Company”), representing economic, voting and other rights in the Company, as more particularly set forth in that certain Operating Agreement dated as of April 13, 2005 (as the same may be amended or modified, the “Ybor City Operating Agreement”);
     WHEREAS, Tarragon is the owner of 100% of the membership interests in TARRAGON LUGANO LLC, a Delaware limited liability company (the “Lugano Company”; the Lugano Company, together with the Ballantrae Company, the Reflection Lakes Company, the Monterra Company, the Madison Company and the Ybor City Company shall collectively be referred to herein as the “Company”), representing economic, voting and other rights in the Company, as more particularly set forth in that certain Amended and Restated Limited Liability Company Agreement dated as of June 12, 2006 (as the same may be amended or modified, the “Via Lugano Operating Agreement”; the Via Lugano Operating Agreement, together with the Ballantrae Operating Agreement, the Reflection Lakes Operating Agreement, the Monterra Operating Agreement, the Madison Operating Agreement and the Ybor City Operating Agreement shall collectively be referred to herein as the “Operating Agreement”);
     WHEREAS, the (i) Ballantrae Company is the owner of the real property and the apartment complex thereon in Sanford, Florida known as “Ballantrae”, as more particularly described on Exhibit “A-1”, (ii) Reflection Lakes Company is the owner of the real property and the apartment complex thereon in Fort Myers, Florida known as “The Promenade at Reflection Lakes”, as more particularly described on Exhibit “A-2”, and (iii) Monterra Company is the owner of the real property and the apartment complex thereon in Bonita Springs, Florida known as “Monterra at Bonita Springs”, as more particularly described on Exhibit “A-3” (each, an “Apartment Complex” and collectively, the “Apartment Complexes”);
     WHEREAS, the (i) Madison Company is the owner of the unsold condominium units (the “Madison Units”) in that certain condominium known as Madison at Park West, a Condominium, located in Mt. Pleasant, South Carolina (the “Madison Condominium”), as more particularly described herein and on Exhibit “A-4”; (ii) Ybor City Company is the owner of the unsold condominium units (the “Ybor City Units”) in that certain condominium known as Quarter at Ybor City, a Condominium, located in Tampa, Florida (the “Ybor City Condominium”), as more particularly described herein and on Exhibit “A-5” and (vi) the Lugano Company is the owner of the unsold condominium units (the “Lugano Units”) in that certain condominium known as Via Lugano, a Condominium, located in Boynton Beach, Florida (the “Lugano Condominium”), as more particularly described herein and on Exhibit “A-6”;
     WHEREAS, Seller wishes to sell to Purchaser all of Seller’s entire right, title and interest in and to the Company under the Operating Agreement, including its membership interests therein (the “Interests”), and Purchaser wishes to purchase the Interests, all upon the terms and subject to the conditions set forth in this Agreement.

Exhibit 10.24 (Continued)
     NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, Seller and Purchaser agree as follows:
ARTICLE 1.
DEFINITIONS
     1.1 In this Agreement, and in the Exhibits and Schedules attached hereto, the following words and phrases shall have the following meanings:
     “Amendment” means an amendment, renewal, supplement, modification, expansion, restatement, extension, or any other change or revision.
     “Appurtenance” means all easements, rights-of-way, covenants, restrictions, tenements, rights and appurtenances benefiting or appertaining to the Property and the land lying in the streets and roads in front of and adjoining the Property.
     “Ballantrae Existing Loan” means that certain loan in the original principal amount of $40,393,000, as evidenced by that certain Promissory Note dated as of October 10, 2006, from Ballantrae Tarragon, LLC to the order of Holder, which Note is secured by that certain Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2006, which is a lien encumbering the Apartment Complexes and the Condominium Parcels.
     “Books and Records” means copies of the 2006 and 2007 year-to-date operating statements for the Property, and, to the extent in Seller’s possession, copies of all real estate and personal property tax statements and assessments notices for 2006 and 2007.
     “Broker” is defined in Section 13.1
     “Business Day” means any day other than (a) a Saturday or Sunday, (b) a Federal, State of Florida banking holiday or (c) a day on which the county recorder’s office in the county where the Property is located is closed.
     “Casualty” is defined in Section 10.1.
     “Casualty Notice” is defined in Section 10.1
     “Casualty Termination Notice” is defined in Section 10.1 (a)
     “Closing” means the closing of the transactions contemplated under this Agreement.
     “Closing Date” is defined in Section 6.1.
     “Closing Documents” is defined in Section 6.2.

Exhibit 10.24 (Continued)
     “Closing Statement” is defined in Section 6.2 (o)
     “Commitment” is defined in Section 4.2
     “Condemnation” is defined in Section 10.2.
     “Condemnation Notice” is defined in Section 10.2.
     “Condominiums” means, collectively, the Madison Condominium, the Ybor City Condominium and the Lugano Condominium.
     “Condominium Declarations” means that certain (i) Declaration of Condominium of MADISON AT PARK WEST, a Condominium, and any amendments thereto, as recorded in the Public Records of Charleston County, South Carolina, as amended from time to time, and other documents furnished pursuant to South Carolina condominium statutes, (ii) Declaration of Condominium of THE QUARTER AT YBOR CITY, a Condominium, and any amendments thereto, as recorded in the public records of Hillsborough County, Florida, as amended from time to time, and other documents furnished pursuant to Florida condominium statutes and (iii) Declaration of Condominium of VIA LUGANO, a Condominium, and any amendments thereto, as recorded in the Public Records of Palm Beach County, Florida, as amended from time to time, and other documents furnished pursuant to the Florida condominium statutes.
     “Condominium Parcel Contracts” means all agreements between the Company and a third party for the purchase and sale of one or more Units in a Condominium Parcel.
     “Condominium Parcels” means (i) the Units, (ii) a percentage of undivided ownership interest in the common elements attributable to the Units, (iii) any other appurtenances as described in and subject to the percentage of undivided ownership interest in the common elements attributable to the Units and (iv) any other appurtenances as described in and subject to the Condominium Declarations.
     “Contracts” means all agreements between the Company and any third party which are described on Exhibit “B” hereto, but shall exclude the Condominium Parcel Contracts.
     “Deposits” means all refundable security deposits, expense deposits and/or prepaid rentals received from a Tenant under a Tenant Lease and in the possession or control of the Seller or the Company.
     “Development Rights” means all rights of the Company’s to the air space above the Land, if any, and all zoning entitlements, development rights and appurtenances accruing to the Property under, or by reason of, any applicable zoning ordinance or other laws.
     “Due Diligence Review” is defined in Section 14.1

Exhibit 10.24 (Continued)
     “Earnest Money” is defined in Section 3.2(a).
     “Encumbrances” means any and all liens, mortgages, deeds of trust, security agreements, security interests, options, rights of purchase or first refusal, rights-of-way, restrictive covenants, reservations, judgments, leases, subleases, licenses, assignments, restrictions, or other encumbrances affecting title to the Property.
     “Escrow Holder” means Stewart Title Guaranty Company, and/or its affiliated title insurance companies.
     “Existing Title” means the current commitments to issue title insurance, a schedule of which is attached hereto as Exhibit “I”.
     “Existing Loans” means, collectively, the Ballantrae Existing Loan, the Reflection Lakes Existing Loan, the Monterra Existing Loan, the Madison Existing Loan, the Ybor City Existing Loan and the Lugano Existing Loan.
     “Existing Loan Documents” means all material loan documents executed by the Company and/or Holder with respect to the Existing Loans, excluding any and all documents relating to the Seller’s and/or the Company’s purchase of a rate cap with respect to the Existing Loans.
     “Governmental Entity” means the United States, the State, the County, the Town or the City where the Property is located and any other State in which a party to this Agreement is incorporated or organized.
     “Holder” means Barclays Capital Real Estate Inc.
     “Holder Consent” is defined in Section 15.1.
     “Improvements” means Apartment Complexes and the Condominium Parcels and all buildings, structures, and improvements located on the Land.
     “Land” means the real property more particularly described on Exhibits “A-1” - “A-3” attached hereto.
     “Legal Proceeding” means any litigation, arbitration, administrative proceeding, or other legal proceeding of any kind.
     “Licenses and Permits” means all certificates, licenses, permits and approvals issued by any Governmental Entity with respect to the Property.
     “Lugano Existing Loan” means that certain loan in the original principal amount of $53,300,000, as evidenced by that certain Promissory Note dated as of October 10, 2006, from the Lugano Company to the order of Holder, which Note is secured by that certain Amended and

Exhibit 10.24 (Continued)
Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2006, which is a lien encumbering the Apartment Complexes and the Condominium Parcels.
     “Madison Existing Loan” means that certain loan in the original principal amount of $22,860,000, as evidenced by that certain Amended and Restated Promissory Note dated as of October 10, 2006, from the Madison Company to the order of Holder, which Note is secured by that certain Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2006, which is a lien encumbering the Apartment Complex, the Apartment Complexes and the Condominium Parcels.
     “Monterra Existing Loan” means that certain loan in the original principal amount of $41,200,000, as evidenced by that certain Amended and Restated Promissory Note dated as of October 10, 2006, from the Monterra Company to the order of Holder, which Note is secured by that certain Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2006, which is a lien encumbering the Apartment Complexes and the Condominium Parcels.
     “Notice of Termination” is defined in Section 14.2.
     “Objections” is defined in Section 4.3
     “Objection Notice” is defined in Section 4.3.
     “Permitted Encumbrances” is defined in Section 4.1.
     “Permitted Termination” is defined in Section 11.1
     “Person” means an individual person, a corporation, partnership, trust, joint venture, proprietorship, estate, association, Governmental Entity or other incorporated or unincorporated enterprise, entity or organization of any kind.
     “Personal Property” means all equipment, machinery and other tangible and intangible personal property of every nature and description (including, without limitation, the personal property described on Exhibit “G” attached hereto) used in connection with the Property (excluding computer hardware, software and peripherals), which are not owned by the Tenants, which are owned by the Company and in the possession of Seller or the Company, and also including any rights the Company may have, if any, with respect to the use of the name of the Apartment Complexes or the Condominiums or any variation thereof, including, without limitation, any domain names (provided, however, the content of the Company’s website for the Property shall be specifically excluded).
     “Plans” means all architectural, electrical, mechanical or plumbing plans and specifications and any environmental, engineering and geotechnical studies or reports, including without limitation, any Phase I environmental report, performed in connection with the Property

Exhibit 10.24 (Continued)
or any portion thereof, which are not owned by the Tenants and which are owned by the Company and in the possession of Seller.
     “Property” means the Land and the Condominium Parcels and all Appurtenances, Improvements, Personal Property, Development Rights, Contracts, Licenses and Permits, Plans, and Warranties and Guaranties on, to or in connection with the Land and the Condominium Parcels.
     “Rent Roll” is defined in Section 4.1(a).
     “Reflection Lakes Existing Loan” means that certain loan in the original principal amount of $50,076,000, as evidenced by that certain Amended and Restated Promissory Note dated as of October 10, 2006, from the Reflection Lakes Company to the order of Holder, which Note is secured by that certain Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2006, which is a lien encumbering the Apartment Complexes and the Condominium Parcels.
     “Response Notice” is defined in Section 4.4.
     “Seller Party” is defined in Section 8.1 (c).
     “Survey” is defined in Section 4.1 (b).
     “Tenant” means all tenants and other parties having the right to use or occupy all or any portions of the Property.
     “Tenant Lease” means all leases, rental agreements, subleases, or other agreements which permit or authorize the use and occupancy of the Property, together with any and all, if any, guaranties, security deposits, or other security for performance of a Tenant’s obligations thereunder, all Amendments and/or other agreements forming a part thereof.
     “Termination Deadline” means 4:00 P.M. (EST) on December 11, 2007.
     “Title Company” means Stewart Title Guaranty Company, and/or its affiliated title insurance companies.
     “Title Policy” means one or more ALTA Owner’s policies of Title Insurance, insuring Purchaser’s right, title and interest in the Property in the aggregate amount of the Purchase Price, allocated among the Apartment Complexes and the Condominium Parcels, subject only to the Permitted Encumbrances.
     “Units” means, collectively, the Madison Units, the Ybor City Units and the Lugano Units.

Exhibit 10.24 (Continued)
     “Warranties and Guaranties” means all unexpired warranties and guaranties and payment and/or performance bonds required to be provided under the Contracts which run to the benefit of the Company in connection with the construction, renovation and/or operation of the Property.
     “Ybor Existing Loan” means that certain loan in the original principal amount of $7,142,000, as evidenced by that certain Amended and Restated Promissory Note A in the amount of $7,079,295 dated as of October 10, 2006 and that certain Amended and Restated Promissory Note B in the amount of $62,705, each from the Ybor City Company to the order of Holder, which Notes are secured by that certain Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2006, which is a lien encumbering the Apartment Complexes and the Condominium Parcels.
     1.2 Unless specified to the contrary, references to Sections, Exhibits and Schedules mean the particular Section, Exhibit or Schedule in or to this Agreement, all of which Exhibits and Schedules are made a part hereof for all purposes the same as if set forth herein verbatim; it being expressly understood that if any Exhibit attached hereto which is to be executed and delivered at Closing contains blanks, such Exhibit attached hereto shall be deemed completed in the form executed.
     1.3 Wherever used in this Agreement:
          1. the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”;
          2. the word “day” means a calendar day unless otherwise specified;
          3. the word “party” means each of Seller and Purchaser;
          4. the word “law” (or “laws”) means any statute, ordinance, resolution, regulation, code, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a Governmental Entity;
          5. each reference to the Property shall be deemed to include “and/or any portion thereof”; and
          6. each reference to $ or dollars means United States dollars.
     1.4 Certain other words and phrases are defined or described elsewhere in this Agreement.
ARTICLE 2.
PURCHASE AND SALE

Exhibit 10.24 (Continued)
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Interests.
ARTICLE 3.
PURCHASE PRICE AND EARNEST MONEY
     3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Interests shall be in the amount of ONE HUNDRED FIFTY-SIX MILLION SEVENTY-FIVE THOUSAND DOLLARS ($156,075,000), which represents the outstanding principal balance of the Existing Loans as of the Closing Date. The Purchase Price shall be deemed paid at Closing by Purchaser’s acquisition of the Property, subject to the Existing Loans in accordance with Article 15 below, by means of the purchase of the Interests as contemplated herein.
     3.2 Earnest Money.
          (a) Within one (1) Business Day of the date hereof, Purchaser shall deliver to the Escrow Holder the sum of $5,000,000 by federal funds wire transfer (the “Earnest Money”). This Agreement shall terminate and be deemed void ab initio if the Earnest Money is not timely deposited with Escrow Holder. After the Termination Deadline, if this Agreement is then in effect, the Earnest Money shall be non-refundable to Purchaser except in the event of (i) the failure of a condition precedent, as provided in Section 5.1, (ii) a default by Seller, as provided in Section 11.2 or (iii) the Holder Consent is not issued in accordance with Section 15.1 hereof. The Earnest Money shall be held in escrow and invested by the Escrow Holder in an interest-bearing account, with interest accruing for the benefit of the party entitled to the payment or return of the Earnest Money. The Earnest Money shall be paid to Holder and applied toward the paydown of the Existing Loans as provided in Article 15, and shall otherwise be paid or applied in accordance with this Agreement.
          (b) The Escrow Holder shall hold the Earnest Money pursuant to the following provisions:
               (i) The Escrow Holder is not a party to, and is not bound by, or charged with notice of any agreement out of which this escrow may arise, other than the terms and provisions of this Section 3.2 as well as Sections 4.3 and 14.2 of this Agreement.
               (ii) The Escrow Holder shall deliver the Earnest Money to the party so designated on written notice from both the Purchaser and Seller specifying the time and the place where the Earnest Money is to be delivered, provided, however that the Escrow Holder shall have received such written instructions at least one (1) Business Day prior to the date designated for delivery.
               (iii) The Escrow Holder is acting solely as a stakeholder and depository as an accommodation to Purchaser and Seller, and is not responsible or liable for any matter or

Exhibit 10.24 (Continued)
loss arising out of the Escrow Holder’s conduct hereunder, except for its gross negligence or willful misfeasance. The Escrow Holder shall not be responsible or liable for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement, or for the identity or authority of any person executing any documents or instruments in connection herewith.
               (iv) Purchaser and Seller agree to jointly and severally, indemnify, defend and hold harmless the Escrow Holder from and against any loss, cost, claims, damage or expense, including, without limitation, any and all court costs and reasonable attorney’s fees and expenses, collectively called “Expenses”, incurred by the Escrow Holder in connection with or in any way arising out of this Agreement, other than Expenses resulting from the Escrow Holder’s gross negligence or willful misconduct, provided that as between Purchaser and Seller any costs or expenses incurred as a result of any dispute between Seller and Purchaser shall be the responsibility of the non-prevailing party in such dispute. The Escrow Holder may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the written opinion or instructions of such counsel.
               (v) The Escrow Holder shall be entitled to act or rely upon, and the Escrow Holder shall be protected in acting or relying upon, the genuineness and validity of any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document the Escrow Holder shall receive from any party hereto that it reasonably believes to be authentic.
               (vi) In the event that (a) the Escrow Holder receives contradictory instructions from the parties hereto, or (b) there shall be any dispute between Seller and Purchaser as to any matter arising under this Agreement, or (c) there shall be any uncertainty as to the meaning or applicability of the provisions hereof or any written instructions received by the Escrow Holder pursuant hereto, the Escrow Holder shall continue to hold the Earnest Money pending resolution of the matter if so instructed by written notification from both Seller and Purchaser or if not so instructed shall deposit the Earnest Money with any appropriate court in the State of Florida at the cost and expense of Purchaser and Seller jointly and severally, and, upon making such deposit, the Escrow Holder shall thereupon be discharged and released from any and all liability with respect to the Earnest Money. The Escrow Holder may dispose of the escrowed funds in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.
               (vii) Deposits made pursuant to these instructions may be invested on behalf of any party or parties hereto, provided that any direction to the Escrow Holder for such investment shall be in writing and contain the consent of all other parties to this Agreement together with a completed, signed W-9 Form. The Escrow Holder is not to be held responsible for the loss of principal or interest on any investment made pursuant to the aforesaid instruction or in the redemption thereof.

Exhibit 10.24 (Continued)
               (viii) Except as to deposits of funds for which the Escrow Holder has received written instructions as set forth in paragraph (vii) above, the Earnest Money may be commingled with other escrowed funds in a non-segregated escrow account; and
               (ix) Upon delivery of the Earnest Money in accordance with the terms hereof, the Escrow Holder shall be discharged and released from any and all liability with respect to the Earnest Money.
               (x) Escrow Holder may resign as Escrow Holder hereunder at any time upon written notice to Purchaser and Seller, provided that such resignation shall not be effective unless and until a replacement escrow agent acceptable to Purchaser and Seller shall have been identified and such replacement escrow agent shall have agreed in writing to serve as Escrow Holder hereunder pursuant to the terms and conditions of this Agreement.
               (xi) Purchaser and Seller may jointly terminate the services of Escrow Holder hereunder at any time upon written notice to Escrow Holder, provided that such termination shall not be effective unless and until a replacement escrow agent acceptable to Purchaser and Seller shall have been identified and such replacement escrow agent shall have agreed in writing to serve as Escrow Holder hereunder pursuant to the terms and conditions of this Agreement.
     3.3 Tax Elections. The Company’s tax year is from December 1st through November 30th. Since the Closing shall occur after November 30, 2007, the responsibility for filing the Company return for federal and state income tax from December 1, 2007 through the Closing Date shall be Seller’s responsibility, and Purchaser shall reasonably cooperate with Seller in connection therewith. Further, should any returns for 2007 or prior years be audited, the responsibility for dealing with, settling and paying any such tax liability shall be Seller’s responsibility. Should Purchaser or the Company be included in such audits, Seller shall furnish Purchaser or the Company with all necessary information to permit Purchaser or the Company to respond to the appropriate authorities in a timely and responsive manner. Notwithstanding anything to the contrary contained herein, if it is not required under the Internal Revenue Code to file separate income tax returns for the Company for the period prior to the Closing and the period on and after the Closing, each party shall prepare the same for its respective period of ownership and the parties shall cooperate with each other so as to cause the Company’s tax returns for calendar year 2007 to be filed in a timely manner and shall make such elections and/or allocations as may be required so as to allocate to Seller for income tax purposes all income, expenses and tax credits relating to the period of time prior to the Closing and to allocate to Purchaser all income, expenses and, if permissible, tax credits for the period on and after the Closing.

Exhibit 10.24 (Continued)
ARTICLE 4.
DELIVERY OF DOCUMENTS/TITLE
     4.1 Within two (2) Business Days after a fully executed counterpart of this Agreement is delivered to Purchaser (except as otherwise provided), Seller shall deliver the following information and documents to Purchaser:
          (a) Tenant Leases relating to the Property (which shall be made available for inspection at the applicable Apartment Complex or Condominium, and not delivered to Purchaser), a current rent roll concerning the Property (the “Rent Roll”) setting forth, with respect to each apartment unit and condominium unit: (i) the name of the Tenant, (ii) the rent payable, (iii) the expiration date of each lease and the status of the rental payments payable thereunder, (iv) the security or other deposit(s) held by Seller, (v) delinquencies and (vi) free rent and/or other concessions.
          (b) The most recent surveys of the Property in Seller’s possession (the “Survey”). Any updated Survey required by Purchaser shall be ordered and paid for by Purchaser.
          (c) Copies of all Books and Records, Contracts, Licenses and Permits, Plans (which may be made available for inspection at the applicable Apartment Complex or Condominium, and not delivered to Purchaser), and Warranties and Guaranties.
          (d) Copies of the most recent title commitments and owner’s title policies for the Property in Seller’s possession, if any.
          (e) Copies of 2006 tax returns for the Ballantrae Company, the Reflection Lakes Company, the Monterra Company and the Madison at Park West Company. Purchaser acknowledges and agrees that Seller shall not provide copies of the 2006 tax returns for the Lugano Company or the Ybor City Company.
          (f) Copies of the Condominium Declarations, and all other condominium-related documents relating to the Condominium Parcels, including without limitation, condominium by-laws, condominium association minutes, notices of special assessments, if any, budgets and the like in the possession or control of Seller.
          (g) Copies of the Existing Loans Documents.
     Seller’s failure to deliver to Purchaser items (a) through (g) above within two (2) Business Days after a fully executed copy of this Agreement is delivered to Purchaser shall not result in the extension of the Termination Deadline, and Purchaser’s sole remedy therefor shall be Purchaser’s right to terminate this Agreement by delivering written notice thereof to Seller prior to the Termination Deadline, in which event neither party shall have any further rights or obligations hereunder (except as otherwise provided herein).

Exhibit 10.24 (Continued)
     4.2 Purchaser shall request the Title Company to deliver to Purchaser and Seller: (a) a current commitment for a Title Policy to be issued by the Title Company, whereby said Title Company commits to insure title to the Property for the benefit of Purchaser in accordance with this Agreement (the “Commitment”); and (b) copies of all instruments shown on Schedule B of the Commitment. The Commitment shall describe the Property; shall list the Company as the prospective named insured; shall show as the policy amount the Purchase Price; and shall contain the commitment of the Title Company to insure the Company’s fee simple interest in the Property upon the Closing. The Commitment shall show the status of the title of the Property and all exceptions which would appear in the Title Policy. Any items or exceptions to title which are accepted or waived in writing or deemed to have been accepted or waived by Purchaser pursuant to the terms of this Agreement are hereinafter referred to as “Permitted Encumbrances”. Seller makes no representations or warranties with respect to the accuracy of the Commitment.
     4.3 As of the date of this Agreement, Purchaser (i) acknowledges receipt of the Existing Title, (ii) acknowledges its approval of the Existing Title and (iii) confirms that all exceptions to title set forth in the Existing Title (including all existing liens and encumbrances) shall be deemed Permitted Encumbrances, except for those matters to be addressed by the title clearing items set forth on Exhibit “K”, which will be delivered by Seller on or before the Closing Date. Purchaser shall be entitled to raise Objections (as hereinafter defined) within two (2) Business Days after Purchaser receives an update or bringdown to the Existing Title which contains exceptions to title that did not previously appear in the Existing Title to the extent that any such exception is monetary in nature or, in Purchaser’s reasonable opinion, will adversely interfere with the Company’s title to or use, operation or financing of the Property, and which Purchaser is unwilling to take title to the Property subject to any such matter (the “Objections”), separately specifying and setting forth each of such Objections and the reasons therefor. Within two (2) Business Days after Purchaser provides written notice (the “Objection Notice”) of the Objections, Seller shall give Purchaser notice (the “Response Notice”) if Seller is unable or unwilling to cure any of Purchaser’s Objections (and if Seller fails to timely deliver a Response Notice, Seller shall be deemed to have elected not to cure Purchaser’s Objections). If Seller’s Response Notice indicates that Seller is unwilling or unable to cure Purchaser’s Objections, then Purchaser may, as its exclusive remedy, elect by written notice given to Seller within two (2) Business Days after the Response Notice is given (or if deemed given, within three (3) Business Days of the giving of Purchaser’s Objection Notice), either (a) to accept such title as Seller is able to convey without any reduction or abatement of the Purchase Price, or (b) to terminate this Agreement, in which event the Earnest Money and all interest thereon shall be paid to Purchaser, Escrow Holder being unconditionally authorized to immediately release same to Purchaser. If Purchaser fails to deliver any such notice, Purchaser will be deemed to have elected to proceed under clause (a). If Seller elects to cure the Objections, the cure shall be effected on or before the Closing Date. If Purchaser gives Seller an Objection Notice as set forth above, then all matters disclosed on the updated title which are not objected to in such Objection Notice shall be deemed to be Permitted Encumbrances. If Purchaser fails to give Seller an Objection Notice within the period set forth above, then all matters disclosed on the updated title shall be deemed to be Permitted Encumbrances.

Exhibit 10.24 (Continued)
     4.4 Seller shall not be required to expend any money or bring any action or proceeding to cure such Objections. Notwithstanding anything to the contrary contained herein: (a) the standard preprinted exceptions set forth in the Commitment shall not constitute Permitted Encumbrances for purposes hereof to the extent they can be omitted in the State of Florida or South Carolina (as applicable) by Seller’s affidavit without payment of additional premium by Purchaser; (b) all mortgages and other encumbrances evidencing or securing indebtedness arising by, through or under Seller (excluding the Existing Loan Documents) shall not constitute Permitted Encumbrances and shall be discharged and satisfied by Seller prior to Closing; (c) Seller shall be required to expend up to $10,000 in the aggregate to satisfy, discharge or bond over liens or other monetary or non-monetary items which can be satisfied by the expenditure of less than $10,000 in the aggregate; and (d) Seller shall use its reasonable good faith efforts (without cost to Seller) to cure any objections to Seller’s title raised by Purchaser or the Title Company with respect to affidavits or consents of stockholders, directors and officers approving any acts of affiliated corporations in the chain of title, and proof of payment of franchise or dissolution taxes thereof.
ARTICLE 5.
CONDITIONS TO CLOSING
     5.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to execute and deliver the applicable Closing Documents, to pay the Purchase Price and to perform Purchaser’s other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless otherwise specified:
          (a) Title to the Property shall be free of Encumbrances other than Permitted Encumbrances.
          (b) Seller shall have executed (where applicable) and delivered to Escrow Holder the Closing Documents to be executed and delivered by Seller.
          (c) All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date.
          (d) Seller shall have performed, observed, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on Seller’s part prior to or as of the Closing Date.
          (e) Other than in the event of a Casualty or a Condemnation, the physical condition of the Property shall be substantially the same on the Closing Date as on the date hereof, reasonable wear and tear excepted.

Exhibit 10.24 (Continued)
          (f) The Holder Consent shall have been issued.
In the event that any one of the above conditions precedent to the obligations of Purchaser shall not occur by the Closing Date and the occurrence of such condition is not due to a default by Seller and is not waived by Purchaser (in Purchaser’s sole discretion), and provided Purchaser is not then in default under the terms of the Agreement, then upon written notice from Purchaser to Seller and Escrow Agent delivered on or prior to the Closing Date, this Agreement shall terminate, the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation to the other.
     5.2 Conditions to Obligations of Seller. The obligations of Seller to execute and deliver the applicable Closing Documents and to perform Seller’s other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:
          (a) Intentionally deleted.
          (b) Purchaser shall have executed (where applicable) and delivered to Escrow Holder the Closing Documents to be executed and delivered by Purchaser.
          (c) All of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date.
          (d) Purchaser shall have performed, observed, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on Purchaser’s part prior to or as of the Closing Date.
          (e) The Holder Consent shall have been issued, and Seller and all of its affiliates shall have been released by Holder from any obligation under the Existing Loans from and after the Closing Date, except as otherwise provided in Article 15 below.
In the event that any one of the above conditions precedent to the obligations of Seller shall not occur by the Closing Date and the occurrence is not waived by Seller (in its sole discretion), and provided Seller is not then in default under the terms of the Agreement, then upon written notice from Seller to Purchaser and Escrow Agent delivered on or prior to the Closing Date, this Agreement shall terminate, the Earnest Money shall be paid to the Seller, and neither party shall have any further obligation to the other. Notwithstanding the foregoing, Purchaser shall be entitled to the return of the Earnest Money if the condition set forth in (e) above does not occur for reasons other than a default by Purchaser.

Exhibit 10.24 (Continued)
ARTICLE 6.
CLOSING
     6.1 Closing. The Closing shall occur through an escrow at the Title Company on (or, if Seller and Purchaser mutually agree, before) December 31, 2007 (the “Closing Date”), time being of the essence to such date. The parties will deliver required closing documents and funds to the Escrow Holder by overnight delivery service, fax and wire transfers.
     6.2 Seller’s Obligations at Closing. At the Closing, Seller shall deliver to Escrow Holder the following documents (the “Closing Documents”):
          (a) An Assignment and Assumption of Membership Interests, in form and substance as set forth on Exhibit “C” attached hereto, duly executed and acknowledged by Seller, with respect to each of the Interests;
          (b) Intentionally deleted;
          (c) an affidavit originally executed by Seller to the effect that Seller is not a foreign person for purposes of 26 U.S.C. 1445 (b) (2);
          (d) such affidavits executed by Seller as the Title Company shall reasonably require in order to omit from the Title Policy all exceptions for (i) rights of parties in possession (other than Tenants under the Tenant Leases, as tenants only), (ii) notices of commencement for work conducted by or on the Company’s behalf or (iii) matters arising between the date of the Commitment and the Closing Date, along with a “no change” affidavit stating that to Seller’s knowledge there have been no changes to the existing surveys and, with respect to the Madison Condominium Parcels, a non-imputation affidavit in the form attached hereto as Exhibit “M”;
          (e) such corporate, partnership and/or limited liability company certificates and resolutions as the Purchaser and the Title Company may reasonably request in order to confirm the authorization of (i) the actions to be taken by Seller under this Agreement and (ii) the execution and delivery of this Agreement, the Closing Documents and all other documents required to be executed and delivered by Seller pursuant to this Agreement;
          (f) all Tenant Leases, Books and Records (originals when available or photocopies if not available) in the possession or control of Seller;
          (g) all keys and master keys to all locks at the Property which are in the possession or control of Seller;
          (h) all Licenses and Permits in Seller’s possession or control;
          (i) all Plans in Seller’s possession or control;

Exhibit 10.24 (Continued)
          (j) all Contracts and Condominium Parcel Contracts, if any, in Seller’s possession or control;
          (k) an update of the Rent Roll, dated as of the Closing Date and represented and certified by Seller to be true and correct;
          (l) original counterparts of a management agreement for each Apartment Complex and the rental portion of each Condominium Parcel (collectively, the “Rental Management Agreements”), pursuant to which Tarragon Management, Inc. will manage such Apartment Complexes and rental portion of each Condominium Parcel on a month-to-month basis, for a management fee equal to 3% of gross revenues, which Rental Management Agreements shall be negotiated in good faith and in a commercially reasonable manner by the parties prior to Closing;
          (m) original counterparts of an agreement for the Condominium Parcels (the “Condominium Project Management Agreement”), pursuant to which Tarragon Development Corporation will coordinate all sales and marketing efforts for the Condominium Parcels on a month to month basis, for a fee equal to the reasonable costs for personnel and services, which Condominium Project Management Agreement shall be negotiated in good faith and in a commercially reasonable manner by the parties prior to Closing;
          (n) a closing statement prepared by Seller and approved by Purchaser (the “Closing Statement”); and
          (o) resignations from all employees, officers, directors or agents of Seller that are either members of the Board of Directors of the condominium associations or officers of such associations with respect to the Condominiums (collectively, the “Seller Board Members”).
     6.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall deliver to Escrow Holder the following:
          (a) the balance of the Purchase Price, by wire transfer of immediately available funds to the account of the Title Company;
          (b) executed counterparts of all of the Assignment and Assumption of Membership Interests and Notice Letters, originally executed and acknowledged (where applicable) by Purchaser;
          (c) such corporate, partnership and/or limited liability company certificates and resolutions as the Seller and the Title Company may reasonably request in order to confirm the authorization of (i) the actions to be taken by Purchaser under this Agreement and (ii) the execution and delivery of this Agreement, the Closing Documents and all other documents to be executed and delivered by Purchaser pursuant to this Agreement and/or as customarily required by the Title Company;

Exhibit 10.24 (Continued)
          (d) the Closing Statement; and
          (e) a document in form and substance reasonably acceptable to Seller and Purchaser evidencing the appointment of substitute members of the Board of Directors of the condominium associations replacing the Seller Board Members.
     6.4 Closing Costs. Except as otherwise expressly provided herein, Purchaser shall pay (i) all sales taxes on personal property, if any, (ii) the title premiums and the cost of any endorsements to the Title Policy required by Purchaser or Existing Lender and the search and examination fees, (iii) Purchaser’s share of prorations, (iv) the cost of updating the Survey, (v) all recording charges (other than for discharges of mortgages and related documents), (vi) all documentary stamps and intangible taxes in connection with Purchaser’s financing, (vii) legal fees and disbursements of attorneys of Holder in connection with he assumption of the Existing Loans, and (viii) one-half of any escrow fees and other customary charges of the Escrow Holder (if any). Seller shall pay Seller’s share of prorations and one-half of any escrow fees and other customary charges of the Escrow Holder (if any). Except as otherwise provided herein, each party shall pay its own attorneys’ fees.
ARTICLE 7.
PRORATIONS
     7.1 The following shall be apportioned and adjusted between Seller and Purchaser as of 11:59 p.m. (Florida time) the day preceding the Closing Date, except as otherwise specified:
          (a) rents and additional rents under or in respect of the Tenant Leases, as, when and to the extent actually collected, on the basis of the period for which payable under the applicable Tenant Lease and apportioned on the basis of the actual number of days in such period, along with security, pet, key and any other deposits held by Seller under Tenant Leases;
          (b) any real property taxes, water and sewer rents and charges; any tax credit or refund collected as a result of any real property tax appeal; vault taxes or charges, elevator inspection charges and other like and similar municipal taxes and charges, each on the basis of the fiscal year or other period for which assessed, and apportioned upon the basis of the actual number of days in such year or period. If actual tax bills are not available, taxes shall be apportioned based on the most recent tax bills available, with a post-Closing adjustment to be made as soon as tax bills for the fiscal year during which the Closing occurs become available;
          (c) subject to Section 7.5, electric, gas, steam and other public utility charges for services furnished to the Property, on the basis of the actual number of days in any period covered by the charge being apportioned (except that no apportionment shall be made for any of such items as are furnished and charged by the applicable utility company directly to Tenants under the Tenant Leases);

Exhibit 10.24 (Continued)
          (d) all charges under the Contracts, on the basis of the actual number of days in any period covered by the charge being apportioned. Seller shall pay, at or prior to the Closing, all installments or amounts of items which are being apportioned under this Section which became due and payable prior to the Closing Date;
          (f) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Apartment Complexes and Condominium Parcels (including, without limitation, fees and special assessments due and owing to the Condominium Associations); and
          (g) any excess deficit funding obligations due and owing from the Condominium Associations to the “developer” of such Condominium at the time of “turnover” of each Condominiums if and to the extent paid by the Associations.
     7.2 Seller shall pay all unpaid commissions, fees and other charges due on or prior to the Closing to real estate brokers or other Persons with respect to (i) any Tenant Lease beginning prior to the Closing Date or (ii) any Condominium Parcel Contract entered into prior to the Closing Date. If the Closing occurs, then Purchaser shall be responsible for commissions, fees, or other charges due to real estate brokers or other Persons with respect to Tenant Leases, and any renewals, extensions and expansions thereof beginning after the Closing Date. Purchaser will receive either a cash payment for all Deposits or, if applicable, a credit against any amounts due and owing to Seller hereunder.
     7.3 If the Closing occurs before a new real property or other applicable tax rate or charge of a Governmental Entity is fixed, then the apportionment of such tax or charge at the Closing shall be based upon the tax rate for the immediately preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate has been fixed, the apportionment of such tax or charge made at the Closing shall be recalculated and any reimbursement owed by Purchaser to Seller or Seller to Purchaser, as the case may be, shall be paid promptly after such recalculation.
     7.4 If any Tenant under a Tenant Lease is in arrears in the payment of rent, or other charges, payments received from such Tenant after the Closing shall be applied in the following order of priority: first, to current rents and other sums due Purchaser as the current owner of the Property and landlord under the Tenant Leases, and the balance to any delinquent sums owing to Seller under the Tenant Leases. If any payments from a Tenant received by Purchaser or Seller after the Closing are payable to the other party by reason of this Section, then the appropriate sum shall be promptly paid to the other party.
     7.5 The apportionment of utility charges shall be made upon the basis of charges shown on the latest available bills of such utilities. The charges shown on such available bills for periods prior to the Closing Date shall be paid by Seller, and for the period from the date of each such last available utility bill to the Closing Date an apportionment shall be made based on the amount charged for the period covered by such last available bill. Notwithstanding the foregoing, Seller will use reasonable efforts to cause the respective utility companies to read

Exhibit 10.24 (Continued)
their meters or fix their charges to the Closing Date, in which event Seller shall pay such charges, when billed, to the Closing Date, and Purchaser shall pay such charges from and after the Closing Date and/or promptly reimburse Seller for any such charges paid by Seller for any period subsequent to the Closing Date.
     7.6 At the Closing if requested by Purchaser, Seller shall assign to Purchaser, as part of the Assignment, all deposits or escrows held for Seller’s account at or by any public utility company in connection with the utility services furnished to the Property; and in such case Purchaser shall pay Seller, at the Closing, for the amount of deposits, or escrows so assigned. Prior to the Closing Date, Seller shall notify all such public utilities in writing of the applicable transfer of service.
     7.7 If any item covered by this Article cannot be apportioned because the same has not been (or cannot be) fully ascertained on the Closing Date, or if any error has been made with respect to any apportionment, then such item shall be apportioned (or corrected, as applicable) as soon as the same is fully ascertained and shall be paid within twenty (20) days thereafter by the appropriate party. Any Property-related bills received after Closing related to the period prior to Closing shall be promptly paid by Seller.
     7.8 Real estate tax refunds and credits received after the Closing which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, pursuant to this Article.
     7.9 If, as of the Closing Date, the Property shall be (or shall have become) subject to a special or local assessment or charge of any kind (whether or not yet a lien), then (to the extent not payable by the tenants) Seller shall pay all installments thereof due and payable prior to the Closing Date; provided, however, any installment thereof attributable to a period from and after the Closing Date shall be apportioned at the Closing in the same manner as for taxes under Section 7.1(b). Purchaser shall be responsible for all installments of such assessment attributable to the period from and after the Closing Date.
     7.10 Except as otherwise provided herein, it is the intention of the parties that Seller be responsible for all costs and expenses of the Company relating to the period up to the Closing Date, and that Purchaser be responsible for such costs and expenses from and after the Closing Date. In the event either Purchaser or Seller shall owe the other any money as a result of the terms of this Article 7 (whether at Closing or thereafter), then the party owing such money shall pay the other party such money promptly, as soon as the amount is finally determined.
     7.11 If and to the extent that any adjustment hereunder shall result in an amount due and owing to Purchaser that is not offset by amounts due and owing to Seller, Seller shall make a payment by wire transfer to Purchaser’s account or as otherwise directed by Purchaser on the Closing Date.
     7.12 This Article 7, and all rights and duties of the parties hereunder, shall survive the Closing.

Exhibit 10.24 (Continued)
ARTICLE 8.
REPRESENTATIONS AND WARRANTIES OF SELLER
     8.1 Disclaimer of Seller.
          (a) Except as expressly set forth in this Agreement, including Section 8.2, Purchaser acknowledges and agrees that Seller, or any member, shareholder, partner, director, officer, manager, person, firm, agent, employee or representative of, or acting or purporting to act on behalf of, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Interests or the Property. Seller is not liable or bound in any manner by any verbal or written statements, representations or information pertaining to the Interests or the Property, or the operation thereof, furnished by any real estate broker or any agent or employee of Seller (other than as expressly set forth in the Agreement). Purchaser further acknowledges and agrees that except as expressly set forth in this Agreement, to the maximum extent permitted by law, that should the Closing occur, then the sale of the Interests and the Property as provided for herein will be made on an “AS IS” condition and basis “WITH ALL FAULTS”. It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that the Interests and the Property are sold by Seller and purchased by Purchaser subject to the foregoing.
          (b) Except as expressly set forth in Section 8.2 below, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Interests or the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller’s possession). It is the parties express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to purchase the Interests, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Interests or the Property and not on any materials supplied by Seller, except as may be expressly set forth below in Section 8.2.
          (c) Each party comprising Seller and its shareholders, officers, directors, agents, employees, property manager and affiliates (individually a “Seller Party” and collectively the “Seller Parties”) are hereby released from all responsibility and liability regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of any and all materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever, except to the extent liability is based on an alleged breach of a representation or warranty in Section 8.2(i) below. Without limitation, Purchaser specifically

Exhibit 10.24 (Continued)
releases Seller from any claims it may have against Seller now or in the future under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended; any other analogous state or federal statute; and common law arising from the environmental conditions of the Property or the presence of hazardous materials, solid wastes, or any other pollutants or contamination the Property.
          (d) Except as otherwise expressly provided in Section 8.2 below, Purchaser acknowledges that any information of any type which Purchaser has received or may receive from any Seller Party, including, without limitation, any environmental reports and surveys, is furnished on the express condition that Purchaser shall make an independent verification of the accuracy of such information, all such information being furnished without any representations or warranty of Seller whatsoever, whether as to the completeness of such information, its accuracy or otherwise.
          (e) THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THE CONSIDERATION FOR SELLER’S ENTERING INTO THIS AGREEMENT, AND SHALL SURVIVE CLOSING.
     8.2 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows, which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date, subject to changes in facts permitted hereunder and occurring in the ordinary course of Seller’s business:
          (a) Rent Roll. Attached hereto as Exhibit “E” is a true, correct and complete copy of the Rent Roll for the Apartment Complexes and the Condominium Parcels, and the information set forth therein is true and correct in all material respects as of the date thereof. An updated Rent Roll for the Apartment Complexes and the Condominium Parcels will be provided at Closing. There are no Tenant Leases (written or oral) between Seller and any other party for any space in the Property, other than those relating to tenants set forth in the Rent Roll. Except as set forth on the Rent Roll, no Tenant is in arrears in the payment of rent due under a Tenant Lease beyond any applicable notice and cure periods.
          (b) Authority, Actions of Seller, Authorization and Consents.
               (i) The execution and delivery by Seller of this Agreement and the Closing Documents, and the consummation by Seller of the transactions contemplated thereby, have been duly authorized by all necessary action of Seller. Except for the approval of Holder as provided herein, there are no other approvals, authorizations, consents or other actions by or filings with any Person which are required to be obtained or completed by Seller in connection with the execution and delivery of this Agreement or any of the Closing Documents (or any other agreement or instrument required hereunder) or the sale or assignment of the Interests or the Property or in connection with any other action required to be taken by Seller hereunder at or before the Closing.

Exhibit 10.24 (Continued)
               (ii) Except with respect to the Existing Loan, neither the execution and delivery of this Agreement or the Closing Documents by Seller nor the consummation of the transaction contemplated hereby will: (A) violate any provision of Seller’s or the Company’s articles of organization or operating agreements; (B) violate, conflict with or result in a breach or termination of, or give any other party the right to terminate, or constitute a default under the terms of, any agreement to which Seller or the Company is a party or by which it is bound; (C) violate any judgment, order, injunction, award or decree of any Governmental Entity against or binding upon Seller, the Company or the Property or business of Seller or the Company; or (D) constitute a violation by Seller of any applicable law or regulation to which Seller, the Company or the Property is subject.
          (c) Legal Proceedings. Except as may be set forth on Exhibit “F”, neither Seller nor the Company has received any written notice of any pending or, to Seller’s knowledge, threatened Legal Proceedings against the Interests, the Company or the Property.
          (d) FIRPTA. Seller is not a foreign person within the meaning of Section 1445(b) (2) of the Internal Revenue Code of 1986, as amended.
          (h) Documents Delivered. The Tenants Leases, Plans, Books and Records, Condominium Parcel Contracts, Contracts and Condominium Declarations delivered or made available by Seller to Purchaser for inspection pursuant to Section 4.1 are true and correct copies of the originals thereof in Seller’s files in all material respects. Attached hereto as Exhibit “G” is a true, correct and complete copy of the current inventory of the Personal Property at the Property, and the information set forth therein is true and correct in all material respects as of the date thereof.
          (i) Other Agreements. Seller is not a party to any outstanding contracts or options to purchase the Property or any portion thereof in favor of any third party other than the Condominium Parcel Contracts. Attached hereto as Exhibit “L” is a true, correct and complete list of all Condominium Parcel Contracts as of the date hereof.
          (j) Licenses and Permits. To Seller’s knowledge, there are no conditions to the Licenses and Permits, or other agreements or obligations associated therewith, which are not expressly set forth in such Licenses and Permits, in the publicly adopted resolutions pursuant to which the Licenses and Permits were issued, or elsewhere in this Agreement.
          (k) Hazardous Materials. Except as may otherwise be specified in any environmental reports delivered to Purchaser pursuant to Section 4.1, Seller has no actual knowledge, without independent inquiry, of the presence on or under the Property of any hazardous materials or hazardous substances, as such terms are defined in applicable federal and state environmental laws, in a manner which violates any such laws.
          (l) Violations. Seller has not received written notice of any violations of any state, federal or local law or ordinance against the Property or any written complaints or notices issued with respect thereto.

Exhibit 10.24 (Continued)
          (m) Deposits. Seller has not received written notice of any violations of the requirements of chapter 83 of the Florida Statutes, including without limitation, all requirements with respect to the holding of security deposits.
          (n) Employees. The Company has no employees.
          (o) Patriot Act. Neither Seller, nor any member, partner or shareholder of Seller, nor, to Seller’s knowledge, any person or entity with actual authority to direct the actions of any member, partner or shareholder of Seller, (i) are named on any list of persons, entities and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list known to Seller or publicly issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), (ii) are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the persons, entities or governments referred to or described in the OFAC Lists, or (iii) has knowingly conducted business with or knowingly engaged in any transaction with any person, entity or government named on any of the OFAC Lists or any person, entity or government included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to Sellers’ knowledge, otherwise associated with any of the persons, entities or governments referred to or described in the OFAC Lists.
          (p) Condominium. Except as set forth on Exhibit F, there are no outstanding obligations of any kind arising out of or in connection with Seller’s proposed conversion of an Apartment Complex to a regime of condominium (or the abandonment of such proposed conversion) that will be binding on Purchaser after the Closing, including without limitation, any obligations under any condominium prospectuses, any filings or payment obligations with or to the Division of Florida Land Sales, Condominiums and Mobile Homes or any other Governmental Entity, and/or any obligations of any kind in connection with any proposed condominium unit purchasers. None of the Condominium Parcels have been “turned-over”. Neither Seller nor its affiliates currently manage the condominium associations at the Condominium. The Company has no further obligations with respect to the Condominiums in its capacity as developer other than those set forth in the Condominium Declaration or those that exist as a matter of law.
          (q) Intentionally deleted.
          (r) At Closing, Seller shall be the sole legal and beneficial owner of the Interests free and clear of all liens, pledges, mortgages, claims, charges or other encumbrances of any kind or nature whatsoever.

Exhibit 10.24 (Continued)
          (s) The Company is a limited liability company, duly organized and validly existing under the laws of the State of its organization and its status is active. The only activities conducted by the Company since its inception have been the construction, ownership and operation of the Property. The Company has no liabilities or obligations other than as set forth on Exhibit “N” attached hereto (the “Disclosed Liabilities”).
          (t) All tax returns required by law to be filed by the Company prior to Closing will be filed (or extensions to file will be obtained and such returns will be filed before the expiration of such extensions), and all taxes, if any, shown on such returns or otherwise determined to be due, together with any interest or penalties thereon, will be paid.
          (u) Intentionally deleted.
          (v) There is not currently pending, and Seller knows of no threatened (i) audit or investigation of the Company with respect to any liability for income taxes relating to the Company for which the Company may be liable or (ii) claims or assessments for income taxes against or relating to the Company.
     8.3 Knowledge. As used herein, the term “to Seller’s knowledge” shall mean only the “current actual knowledge” (as defined below) of the following designees of Seller: with respect to (i) the Apartment Complexes, Joyce Marshall and Terri Bridenbaugh, and (ii) with respect to the Condominium Parcels, Jamie Helman and Chris Cobbs, who are the persons with the most knowledge and experience in connection with the ownership and operation of the Property by Seller. As used herein, the term “current actual knowledge” shall mean only the actual, current, conscious and not constructive, imputed or implied knowledge of such designee without having made a review of the files or other inquiry. Anything herein to the contrary notwithstanding, such designee shall not have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement or any of the Seller’s representations herein being or becoming untrue, inaccurate or incomplete in any respect.
     8.4 Survival. The representations and warranties of Seller set forth in this Article 8 and anywhere else in this Agreement (unless expressly stated otherwise) shall survive the Closing of the transaction contemplated in this Agreement and the delivery of the Assignment and Assumption of Membership Interests from Seller to Purchaser for a period of twelve (12) months from and after the Closing Date. Consequently, Purchaser stipulates and agrees that from and after such twelve (12) month period, it is entitled to and agrees to claim no damages of any kind with respect to any alleged breach and/or violation of any of such representations and/or warranties of Seller. In the event Purchaser obtains actual knowledge of any breach and/or violation of any Seller’s representations and warranties prior to Closing and following notice thereof to Seller, Seller fails or is unable to cure any such breach or violation to the reasonable satisfaction of Purchaser, Purchaser’s sole remedy for any such breach or violation shall be to terminate this Agreement by delivering written notice of such termination to Seller on or before the Closing Date in which event the Earnest Money will be returned to Purchaser, and neither party shall have any obligation hereunder. Purchaser hereby waives any right Purchaser may have to commence any action(s) to enforce any alleged breach and/or violation of any of the

Exhibit 10.24 (Continued)
representations of Seller as set forth in this Agreement or to seek damages in connection therewith in the event that Purchaser obtains actual knowledge of any such alleged breach and/or violation prior to Closing and fails to give Seller notice thereof on or before the Closing Date.
     8.5 Indemnification. A. Seller agrees that, if the Closing occurs, Seller (meaning each constituent entity of Seller, jointly and severally) shall indemnify, defend and hold harmless Purchaser from and against any claim by a third-party and related loss, damage, liability, obligation, suit, cause of action, judgment, settlement, penalty, fine, cost or expense (including reasonable fees and disbursements of attorneys and other professionals and court costs) to the extent arising out of or related to (1) any act, omission, activity or event in any way involving the Company or the Property and occurring before the Closing Date (including, without limitation, the threatened litigation listed on Exhibit F), (2) any failure of the Company to perform any obligation prior to the Closing Date, 3) any violation of law by the Company alleged to have occurred prior to the Closing Date other than any matters pertaining to the physical condition of the Property or (4) any liability of the Company for which Seller is liable as provided in Section 7.10 above. The foregoing indemnification obligation shall survive for a period of four (4) years after the Closing Date.
          B. Purchaser agrees that, if the Closing occurs, it will indemnify, defend and hold harmless Seller from and against any claim by a third-party and related loss, damage, liability, obligation, suit, cause of action, judgment, settlement, penalty, fine, cost or expense (including reasonable fees and disbursements of attorneys and other professionals and court costs) to the extent arising out of or related to (1) any act, omission, activity or event involving the Company or the Property and occurring on or after the Closing Date, (2) any failure of the Company or Purchaser to perform any obligation after the Closing Date, (3) any violation of law by the Company alleged to have occurred on or after the Closing Date and (4) any liability of the Company for which Purchaser is liable as provided in Section 7.10 above. The foregoing indemnification obligation shall survive for a period of four (4) years after the Closing Date.
          C. Notwithstanding anything herein to the contrary, (i) Seller’s aggregate liability under Sections 8.4 and 8.5A above shall not exceed $6,000,000 in the aggregate (except that Seller’s liability for the threatened litigation set forth on Exhibit F shall not be subject to or apply to the foregoing limitation) and (ii) Purchaser’s liability under Section 8.5B above shall not exceed $6,000,000.
ARTICLE 9.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     9.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date:
          (a) Authority, Actions of Purchaser and Authorization. Purchaser has all necessary power and lawful authority to own and operate its assets and properties, including, but

Exhibit 10.24 (Continued)
not limited to the Property, and to carry on its business (including all business contemplated under this Agreement and the Closing Documents). The execution and delivery by Purchaser of this Agreement and the Closing Documents, and the consummation by Purchaser of the transactions contemplated thereby, have been duly authorized by all necessary action of Purchaser. There are no other approvals, authorizations, consents or other actions by or filings with any Person which are required to be obtained or completed by Purchaser in connection with the execution and delivery of this Agreement or any of the Closing Documents (or any other agreement or instrument required hereunder) or the sale or purchase of the Interests or in connection with any other action required to be taken by Purchaser hereunder at or before the Closing.
          (b) Consents. Neither the execution and delivery of this Agreement or the Closing Documents by Purchaser nor the consummation of the transaction contemplated hereby will: (i) violate, conflict with or result in a breach or termination of, or give any other party the right to terminate, or constitute a default under the terms of, any agreement to which Purchaser is a party or by which it is bound; (ii) violate any judgment, order, injunction, award or decree of any Governmental Entity against or binding upon Purchaser or upon the Property or business of Purchaser; or (iii) constitute a violation by Purchaser of any applicable law or regulation to which Purchaser is subject.
          (c) Patriot Act. Neither Purchaser, nor any member, partner or shareholder of Purchaser, nor, to Purchaser’s knowledge, any person or entity with actual authority to direct the actions of any member, partner or shareholder of Purchaser, (i) are named on any list of persons, entities and governments issued by OFAC pursuant to Executive Order 13224, as in effect on the date hereof, or the OFAC Lists, (ii) are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the persons, entities or governments referred to or described in the OFAC Lists, or (iii) has knowingly conducted business with or knowingly engaged in any transaction with any person, entity or government named on any of the OFAC Lists or any person, entity or government included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to Purchaser’s knowledge, otherwise associated with any of the persons, entities or governments referred to or described in the OFAC Lists.
     9.2 Survival. The representations and warranties of Purchaser set forth in this Article 9 and anywhere else in this Agreement (unless expressly stated otherwise) shall survive the Closing of the transaction contemplated in this Agreement and delivery of the Special Warranty Deed from Seller to Purchaser for a period of twelve (12) months from and after the Closing Date. Consequently, Seller stipulates and agrees if from and after such twelve (12) month period it is entitled to and agrees to claim no damages of any kind with respect to any alleged breach and/or violation of such representations or warranties of Purchaser.

Exhibit 10.24 (Continued)
ARTICLE 10.
RISK OF LOSS
     10.1 Casualty. Seller assumes all risks for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause (a “Casualty”) until the Closing. Immediately after Seller has received notice of the occurrence of any Casualty between the date hereof and the Closing, Seller shall give Purchaser written notice thereof (a “Casualty Notice”), which Casualty Notice shall state the type, location and amount of damage to any of the Apartment Complex and Seller’s good faith estimate of the cost to complete repairs of such Casualty.
          (a) If prior to the Closing such a Casualty shall occur and the cost to complete repairs of such Casualty shall be greater than or equal to $500,000 with respect to any one Apartment Complex or Condominium, or greater than $2,500,000 in the aggregate with respect to all Apartment Complexes and all Condominium Parcels, then in any such event, Purchaser may, at its sole option, terminate this Agreement by written notice to Seller (the “Casualty Termination Notice”) within ten (10) Business Days after Purchaser has received the Casualty Notice (provided, however, if the Closing is scheduled for a date which is less than ten days after Purchaser’s receipt of the Casualty Notice the Closing shall be postponed until ten days after Purchaser’s receipt of the Casualty Notice), in which event if Purchaser so elects to terminate, this Agreement shall be null and void, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligations to the other (except as specifically provided in this Agreement).
          (b) If (i) Purchaser has the right but does not elect to terminate this Agreement as set forth in Section 10.1(a) above, or (ii) the cost to complete repairs of such Casualty shall be less than the threshold amounts provided in Section 10.1(a) above, then the Closing shall take place as provided herein, and at the Closing there shall be assigned to Purchaser all of Seller’s rights, titles and interest in and to any insurance policies covering such Casualty (including rental interruption insurance) and all proceeds to be paid thereunder as may be then uncollected. Seller shall credit against the Purchase Price, at Closing, an amount equal to the deductible under such policy applicable to such casualty. Subject to the rights of Holder, so long as this Agreement has not been terminated, Seller shall not consent to any insurance award concerning the Property without first having obtained Purchaser’s consent, which consent shall not be unreasonably withheld, conditioned or delayed
     10.2 Condemnation. If, prior to the Closing, an action is initiated to take all or any portion of any Apartment Complex by eminent domain proceedings or by deed in lieu thereof (a “Condemnation”), Seller, upon receipt of written notice of such action from any Governmental Entity, shall immediately give Purchaser written notice of such Condemnation stating the amount, type and location of such Condemnation (a “Condemnation Notice”) and, if the proceeds to be paid under such Condemnation equal or exceed $500,000 with respect to any one Apartment Complex or Condominium, or $2,500,000 in the aggregate with respect to all Apartment Complexes and Condominium Parcels, or if any material part of the Property, including parking spaces or access to the Property is to be condemned, then Purchaser may, at its

Exhibit 10.24 (Continued)
sole option, either (a) terminate this Agreement by written notification, within ten (10) Business Days after Purchaser has received the Condemnation Notice (provided, however, if the Closing is scheduled for a date which is less than ten (10) days after Purchaser’s receipt of the Condemnation Notice the Closing shall be adjourned until ten (10) days after Purchaser’s receipt of the Condemnation Notice), or (b) consummate the Closing, in which latter event the award of the condemning authority shall be assigned to Purchaser at the Closing, in form and substance reasonably satisfactory to Seller and Purchaser. If the proceeds to be paid under such Condemnation are less than the threshold amounts provided above, and the condemnation action only applies to an immaterial portion of the Property, then the Closing shall take place as provided herein and the award of the condemning authority shall be assigned to Purchaser at the Closing, in form and substance reasonably satisfactory to Seller and Purchaser. So long as this Agreement has not been terminated, Seller shall not consent to any condemnation award concerning the Property without first having obtained Purchaser’s consent, which consent shall not be unreasonably withheld or delayed.
ARTICLE 11.
DEFAULT
     11.1 Permitted Termination. If this Agreement is terminated by either party pursuant to a right expressly given to it hereunder (a “Permitted Termination”), neither party shall have any further obligation to the other party except as expressly provided in the Agreement.
     11.2 Default Remedies of Purchaser.
          (a) Seller shall be in default hereunder upon the occurrence of any one or more of the following events:
               (i) any of Seller’s warranties or representations set forth herein are untrue or inaccurate in any material respect and Seller fails to cure the condition rendering such representation or warranty untrue or inaccurate within two (2) Business Days after notice from Purchaser of such untruth or inaccuracy; or
               (ii) Seller shall fail to meet, comply with or perform in any material respect any covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Agreement, for any reason other than a Permitted Termination.
          (b) In the event of a default by Seller under this Section 11.2, Purchaser may, at Purchaser’s sole option, do any of the following:
               (i) terminate this Agreement by written notice delivered to Seller and Escrow Agent at or prior to the Closing, in which event the Earnest Money and all interest earned thereon shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any obligations to the other under this Agreement, except as specifically set forth herein; provided that in the event of a willful default by Seller, Purchaser shall be entitled to pursue an

Exhibit 10.24 (Continued)
action for damages solely for the recovery of Purchaser’s reasonable out-of-pocket fees, costs and expenses incurred in connection with the transactions described herein; or
               (ii) enforce specific performance of this Agreement against Seller; provided, that if specific performance is not available due to the fact that Seller has conveyed the Property to a third party, Purchaser shall be entitled to pursue an action for damages (excluding punitive damages).
     11.3 Default Remedies of Seller.
          (a) Purchaser shall be in default hereunder upon the occurrence of any one or more of the following events:
               (i) any of Purchaser’s warranties or representations set forth herein are untrue or inaccurate in any material respect and Purchaser fails to cure the condition rendering such representation or warranty untrue in any material respect within two (2) Business Days after the earlier to occur of notice from Seller of such untruth or inaccuracy; or
               (ii) Purchaser shall fail to meet, comply with or perform in any material respect any covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Agreement, for any reason other than a Permitted Termination.
          (b) In the event of a default by Purchaser under this Section 11.3, Seller may terminate this Agreement by written notice delivered to Purchaser at or prior to the Closing, in which event Seller shall, as Seller’s sole and exclusive remedy, retain all of the Earnest Money actually deposited (plus all interest accrued thereon), it being agreed between Purchaser and Seller that such sum shall be liquidated damages for a default by Purchaser hereunder because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default and thereafter neither Seller nor Purchaser shall have any obligations to the other under this Agreement, except as specifically set forth herein.
ARTICLE 12.
FUTURE OPERATIONS
     12.1 Operations. Seller hereby agrees and covenants that from the date hereof through the Closing or earlier termination of this Agreement:
     (a) Seller shall not sell, encumber, further pledge, or otherwise transfer or dispose of all or any part of the Interests or the Property without the prior consent of Purchaser.
     (b) Seller shall not permit the Company to enter into any contract, agreement or other arrangement with regards to the Property which will be binding on the Company or the Property after the Closing and which cannot be terminated by Purchaser after Closing on 30 or fewer days

Exhibit 10.24 (Continued)
notice without any cancellation fee or penalty and without approval of Purchaser. Seller agrees to terminate all Contracts designated by Purchaser prior to the Closing Date, at Seller’s sole cost, on or before the Closing Date unless Purchaser otherwise elects, by written notice prior to the Termination Deadline, to assume same; provided, however, Seller has no obligation to terminate any Contracts which cannot be terminated by Seller, without cause and without any payment or other penalty, on thirty (30) or less days notice.
     (c) Seller shall not initiate or consent to (or permit the Company to initiate or consent to) any zoning changes, liens or encumbrances of or against the Property without the prior written consent of Purchaser, and shall give Purchaser copies of all notices received by Seller with respect to any such matters.
     (d) Seller shall cause the Company to continue to manage, lease, market and operate the Property in the ordinary course of business in accordance with the management, leasing and operation standards and practices currently in effect at the Property, and shall continue to perform all of its obligations with respect to the Tenant Leases, the Contracts and the Condominium Parcel Contracts.
     (e) Seller shall cause the Company to repair and maintain the Property in its present condition, normal wear and tear excluded.
     (f) Seller shall not permit the Company to enter into any new lease or amend any existing Lease, without Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed, unless (i) same is on the current standard lease form for the Property; (ii) provides for payment of monthly rent at the rates currently in effect for the Property; (iii) is for a term of no less than one year nor more than 15 months; and (iv) does not provide any “free rent” or other concessions beyond those currently in effect with respect to the Property.
     (g) Seller shall not enter into any new Condominium Parcel Contract without Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed. Purchaser acknowledges and agrees that if Purchaser fails to respond to Seller’s request for consent to the terms of a proposed Condominium Parcel Contract within one (1) Business Day after such request is sent via e-mail to the attention of Suzanne Abair at “sabair@northland.com”, such request shall be deemed granted and Seller shall be permitted to enter into such Condominium Parcel Contract on behalf of the Company. Seller shall include the following material deal terms in any such e-mail notification to Purchaser: (i) purchase price; (ii) seller incentives; (iii) the amount of the contract deposit; and (iv) the closing date.
ARTICLE 13.
BROKERS
     13.1 Except for CB Richard Ellis (“Broker”), Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that they know of no broker or finder who has claimed or who has the right to claim any fee, commission or other similar

Exhibit 10.24 (Continued)
compensation in connection with the transaction contemplated by this Agreement, and that they have taken no actions which would form the basis for such a claim. In the event that the transactions herein contemplated close, and only in such event, Seller shall pay a commission to the Broker pursuant to a separate agreement.
     13.2 Seller shall indemnify, hold harmless and defend Purchaser against all liability, loss, cost, claim or expense arising out of any breach of Seller’s obligation or representation in Sections 13.1. Purchaser shall indemnify, hold harmless, and defend Seller against all liability, loss, cost, claim or expense arising out of any breach of Purchaser’s obligations or representations in Sections 13.1.
     13.3 This Article shall survive the Closing (or, if the Closing does not occur, the earlier termination of this Agreement).
ARTICLE 14.
DUE DILIGENCE REVIEW
     14.1 Purchaser’s Right to Inspect the Property. Purchaser, at Purchaser’s sole cost and expense, shall be entitled, on and after the date hereof, to inspect and review the Property and all matters relating to the Property, the Company and the Interests (the “Due Diligence Review”), including without limitation the physical condition of the Property, Contracts, Leases, Books and Records, Plans, surveys and title examinations. During the Due Diligence Review, Purchaser, at Purchaser’s sole cost, shall also have the right to make such inspections, investigations and tests as Purchaser may elect to make or obtain, subject to the rights of the Tenants and the terms and provisions of this Agreement. Seller will provide access to Purchaser and Purchaser’s agents to the Property during normal business hours provided that Purchaser shall provide reasonable advance notice. Purchaser and Purchaser’s representatives, agents, designees and contractors have the right during the term of this Agreement upon twenty four hours prior notice (by telephone and electronic mail) to Seller, at Purchaser’s sole cost, to enter the Property to conduct any environmental, soils, seismic, hydro geologic, geologic and engineering tests and studies with respect to the Property, provided that any environmental testing other than a standard Phase I (ASTM) assessment shall require the prior written consent of Seller, not be unreasonably withheld. Purchaser shall have the right, at Purchaser’s sole cost and expense, to conduct a final walk-through and inspection of the Property the day of or immediately prior to Closing.
     14.2 Termination of This Agreement. If Purchaser, at its sole discretion, chooses to terminate this Agreement pursuant to this Article, then Purchaser shall, on or prior to the Termination Deadline, give written notice (“ Notice of Termination”) to Seller and the Escrow Holder of such fact and this Agreement shall terminate. If the Notice of Termination is not timely given, this Agreement shall remain in full force and effect, and all obligations of each party hereunder shall continue. If Purchaser timely elects not to proceed with the purchase for any reason or no reason in its sole discretion, then Seller and Purchaser hereby specifically agree and acknowledge that the Escrow Holder is and shall be immediately and unconditionally

Exhibit 10.24 (Continued)
authorized to return the Earnest Money and all interest which has accrued thereon to Purchaser, less and with the exception of Ten Dollars ($10) (the “Independent Contract Consideration”) of the Earnest Money, which shall be delivered to Seller as independent consideration for Seller’s entering into this Agreement, and all rights and obligations of Purchaser and Seller shall terminate and this Agreement shall be null and void and of no further force and effect. Purchaser’s failure to give a Notice of Termination on or before the Termination Deadline shall cause the Agreement to continue in full force and effect.
     14.3 Purchaser’s Responsibility and Indemnity. Purchaser’s right to inspect the Property and conduct the tests referred to in Section 14.1 is subject to the condition that such inspection and tests shall not materially interfere with the use and occupancy of any Tenant at the Property. Purchaser shall be responsible for and shall indemnify and hold Seller harmless from and against all damages, liabilities, losses, costs or expenses, together with reasonable attorney’s fees and disbursements, which may arise as a result of the acts or omissions of Purchaser or its representatives or agents in connection with any tests conducted by any such parties in connection with Purchaser’s inspection rights under Section 14.1, and in the event the sale of the Property fails to close, Purchaser shall repair any such damage to the condition that the Property was prior to such tests; provided however, Purchaser shall not have any liability arising from mere discovery of any condition on the Property. Purchaser shall carry not less than One Million and 00/100 Dollars ($1,000,000) comprehensive general liability insurance which insures against Purchaser’s indemnity obligations under this Section, naming Seller as additional insured, and, prior to any entry onto the Property, Purchaser shall deliver to Seller a certificate of insurance evidencing the required coverages and insureds.
     14.4 Confidentiality of Results. Purchaser agrees that, prior to the Closing, it shall not disclose the results of any environmental investigation or other due diligence results to any Person or Governmental Entity without the prior written consent of Seller, except (1) to Purchaser’s representatives (including, without limitation, attorneys, accountants, investment advisors, contractors, employees and agents) who need to know the information for the purpose of evaluating the Property and who are informed by the Purchaser of the confidential nature of the information; (2) as may be necessary for Purchaser or Purchaser’s representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Purchaser or Purchaser’s representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Purchaser or its affiliates; and (3) to Holder and its representatives. Purchaser shall have no obligation to preserve the confidential or proprietary nature of any Property information which: (a) was already known to Purchaser; (b) is a matter of public record; or (c) is approved for release in writing by Seller.
     14.5 Survival. The provisions of this Article 14 shall survive the Closing.
ARTICLE 15.

Exhibit 10.24 (Continued)
LOAN ASSUMPTION CONTINGENCY
     15.1 Holder Consent. A. This Agreement is subject to and conditioned upon the approval by the Holder of the transfer of the Interests to Purchaser, the amendment and restatement of the Existing Loan Documents in a manner reasonably acceptable to Seller, Purchaser and Holder, the dismissal of all actions and discharge of all liens relating to the foreclosure of the Existing Loan, the release of Seller and its affiliates (except as otherwise provided below) from all liability and obligations thereunder that arise from and after the Closing Date (the “Holder Consent”) and the execution and delivery by Holder and Purchaser of the documents reasonably required by Holder to evidence the foregoing. In addition, the Holder Consent shall provide that Holder shall release Tarragon Corporation from its obligations under that certain Amended and Restated Payment and Performance Guaranty dated as of October 10, 2006 (as the same may be amended, the “Tarragon Guaranty”) on a pro-rata basis as Purchaser prepays the Existing Loans. Purchaser shall apply for the Holder Consent, in good faith, on or before the date hereof, and shall thereafter diligently take such actions and deliver such information and documents as the Holder may require. Purchaser agrees to (i) make a partial prepayment of the Existing Loans in the amount of $18,000,000 at the Closing ($5,000,000 of which shall be paid by application of the Earnest Money, which partial prepayment shall result in the outstanding principal amount as of Closing being $138,075,000, (ii) provide a “Key Principal” or limited guarantor satisfactory to Purchaser and Holder to guarantee the “non-recourse carve-outs” and provide environmental indemnifications under the Existing Loan, if so required by Holder, and (iii) to continue to provide escrows as reasonably required by Holder. Purchaser shall keep Seller reasonably apprised as to the status of Purchaser’s negotiations with Holder regarding the Holder Consent and Seller shall reasonably cooperate with Purchaser and Holder, to the extent reasonably necessary.
          B. Notwithstanding any provision herein to the contrary, Purchaser hereby reserves the right to make arrangements with Holder to release the Ballantrae Apartment Complex from the lien of the Existing Loan Documents at Closing, in which event (i) the Purchase Price hereunder shall be deemed modified to reflect a reduction of $30,250,000 in the amount debt being assumed and a corresponding increase in the cash payable to the Holder at Closing under Section 15.1A; (ii) at Closing, title to the Ballantrae Apartment Complex shall be free of any liens securing the Existing Loan; (iii) Tarragon’s liability under the Tarragon Guaranty shall be reduced on a pro-rata basis to reflect the reduced outstanding principal balance of the Existing Loans; and (iv) the provisions of this Agreement shall otherwise remain in full force and effect with respect to the Ballantrae Company, the Ballantrae Apartment Complex and the transfer of the Ballantrae Interests.
     15.2 Purchaser shall endeavor to provide Tarragon with copies of all notices, if any, received by Purchaser (or its affiliates) from Holder after the Closing Date which purport to assert that an Event of Default, or a default which with the passage of time, the giving of notice, or both, would constitute as an Event of Default, has occurred under the Existing Loan Documents, as amended and restated as of the Closing Date. The provisions of this Section 15.2 shall survive the Closing.

Exhibit 10.24 (Continued)
ARTICLE 16.
MISCELLANEOUS
     16.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when (a) personally delivered to the address of the party to receive such notice set forth below, (b) transmitted if sent via facsimile (with confirmation of successful transmission), (c) the next succeeding Business Day after deposit with a nationally recognized overnight courier service (e.g., Federal Express) and addressed to the party as set forth below, or (d) three days after when deposited in any post office or mail receptacle regularly maintained by the United States Government, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Seller:	TARRAGON CORPORATION 423 West 55th Street — 12th Floor New York, New York 10019 Attn: William S. Friedman & Charles D. Rubenstein, Esq. Phone: (212) 949-5000 Fax: (646) 354-2171
E-mail: crubenstein@tarragoncorp.com

With a copy to:	TARRAGON CORPORATION 423 West 55th Street — 12th Floor New York, New York 10019 Attn: David Goldban Phone: (212) 949-5000 Fax: (646) 354-2171 E-mail: dgoldban@tarragoncorp.com

If to Purchaser:	Northland Fund II, L.P. c/o Northland Investment Corporation
2150 Washington Street
Newton, MA 02462
Attn: Steven P. Rosenthal
Phone: (617) 630-7240
Fax: (617) 630-7201
E-mail: srosenthal@northland.com

Exhibit 10.24 (Continued)

With a copy to:	Northland Investment Corporation
2150 Washington Street
Newton, MA 02462
Attn: Suzanne Abair, Esquire
Phone: (617) 630-7275
Fax: (617) 630-7201
E-mail: sabair@northland.com

and	Mary Lee Moore, Esquire
Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
One Financial Center
Boston, MA 02111
Phone: 617-348-1697
Fax: 617-542-2241
E-mail: mlmoore@mintz.com

If to Title Company	Stewart Title Guaranty Company
Or Escrow Holder:	3402 West Cyprus, Suite 100
Tampa, Florida 33607
Attn: Kristin Konecy, CLA
Phone: 813-801-9090 x3203
Fax: 813-769-3336
E-mail: kkonecy@stewart.com
or such other place as Seller or Purchaser or Title Company, respectively, may from time to time designate by written notice to the other. A notice may be given by a party or by a party’s attorney at law. Any notice given by facsimile shall be followed within one (1) day by a second notice given by one of the other methods specified above.
     16.2 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein. The parties hereto do not intend to confer any benefit hereunder on any Person other than the parties hereto.
     16.3 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.
     16.4 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.
     16.5 Governing Law. This Agreement shall be governed by the laws of the State of New York.

Exhibit 10.24 (Continued)
     16.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.
     16.7 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.
     16.8 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     16.9 Construction. The words “herein” “hereof “hereunder” and other similar compounds of the words “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. Whenever used in this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. Marginal notes are inserted for convenience only and shall not form part of the text of this Agreement. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Each party acknowledges that such party’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” for purposes of any distribution limitation imposed under the organizational laws applicable to such party, its members and/or their respective partners, members and shareholders.
     16.10 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
     16.11 Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable default under this Agreement by the party so failing to perform.
     16.12 No Joint Venture. This Agreement shall not create a partnership or joint venture relationship between Purchaser and Seller.
     16.13 Assignment. Except as provided in this Section, this Agreement may not be assigned by Purchaser without the prior written consent of Seller. The foregoing sentence to the

Exhibit 10.24 (Continued)
contrary notwithstanding, Purchaser may assign this Agreement to an entity or entities which control, are owned and controlled by or are under common control with Purchaser, provided that Purchaser delivers to Seller not less than three (3) Business Days prior to the Closing Date a draft instrument or instruments evidencing such assignment. No assignment of this Agreement shall release the original Purchaser named herein from its obligations hereunder without the express written consent of Seller.
     16.14 Timing. If the final date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, in such event, the time of such period shall be extended to the next Business Day.
     16.15 Attorney’s Fees. In the event of any dispute between the parties concerning this Agreement, the non-prevailing party in such dispute shall reimburse the prevailing party for its reasonable attorneys fees incurred in connection with such dispute.
     16.16 Section 1031 Exchange. Each party agrees to cooperate reasonably with the other in effecting an exchange transaction which includes the Property pursuant to Section 1031 of the United States Internal Revenue Code, provided that any exchange initiated by either shall be at that party’s sole cost and expense, not cause the other party to actually take title to any property other than the Property and not delay the Closing. In addition, the requesting party shall indemnify and hold the other harmless from any and all cost, expense or liability incurred solely as a result of the other accommodating such tax deferred exchange. The provisions of this paragraph shall survive the Closing indefinitely
[Remainder of Page Left Intentionally Blank]

Exhibit 10.24 (Continued)
     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the date first written above.

SELLER:	BALLANTRAE MANAGER, INC., a Nevada corporation
	By:	/s/ Charles D. Rubenstein
		Name:	Charles D. Rubenstein
		Title:	Executive Vice President

REFLECTION LAKES MANAGER, INC., A Nevada corporation
	By:	/s/ Charles D. Rubenstein
		Name:	Charles D. Rubenstein
		Title:	Executive Vice President

MONTERRA TARRAGON, INC., a Nevada corporation
	By:	/s/ Charles D. Rubenstein
		Name:	Charles D. Rubenstein
		Title:	Executive Vice President

MADISON TARRAGON MANAGER, INC., a Nevada corporation
	By:	/s/ Charles D. Rubenstein
		Name:	Charles D. Rubenstein
		Title:	Executive Vice President

[ADDITIONAL SIGNATURES PAGES FOLLOW]

Exhibit 10.24 (Continued)

TARRAGON SOUTH DEVELOPMENT CORPORATION, a Nevada corporation
By:	/s/ Charles D. Rubenstein
	Name:	Charles D. Rubenstein
	Title:	Executive Vice President

TARRAGON CORPORATION, a Nevada corporation
By:	/s/ Charles D. Rubenstein
	Name:	Charles D. Rubenstein
	Title:	Executive Vice President

[ADDITIONAL SIGNATURES PAGES FOLLOW]

Exhibit 10.24 (Continued)

PURCHASER:	NORTHLAND FUND II, L.P., a Delaware limited partnership
	By:	Northland Fund II Partners LLC, its general partner

	By:	/s/ Mark P. Consoli
		Name:	Mark P. Consoli
		Title:	Treasurer

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

Exhibit 10.24 (Continued)

ESCROW HOLDER:	STEWART TITLE GUARANTY COMPANY
By:
Name:
Title:

Exhibit 10.24 (Continued)
EXHIBIT “A-1”
LEGAL DESCRIPTION — BALLANTRAE

Exhibit 10.24 (Continued)
EXHIBIT “A-2”
LEGAL DESCRIPTION — REFLECTION LAKES

Exhibit 10.24 (Continued)
EXHIBIT “A-3”
LEGAL DESCRIPTION — MONTERRA

Exhibit 10.24 (Continued)
EXHIBIT “A-4”

Exhibit 10.24 (Continued)
EXHIBIT “A-5”

Exhibit 10.24 (Continued)
EXHIBIT “A-6”

Exhibit 10.24 (Continued)
EXHIBIT “B”
CONTRACTS

Exhibit 10.24 (Continued)
EXHIBIT “C”
ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST
     THIS ASSIGNMENT, ASSUMPTION AND SALE OF MEMBERSHIP INTEREST (this “Assignment”) is made this          day of December, 2007 by and between                     , a                      limited liability company (“Assignor”), and                     , a                      (“Assignee”).
RECITALS:
     WHEREAS, Assignor entered into that certain                      dated as of                     , as amended by                     , dated as of                      (as so amended, the “Operating Agreement”), pursuant to which a limited liability company known as                      (the “Company”), was formed;
     WHEREAS, Assignor owns                      percent (                    %) of the membership interests in the Company (the “Interest”);
     WHEREAS, Assignor and Assignee have entered into that certain Membership Interest Purchase and Sale Agreement dated as of                      as amended to date; and
     WHEREAS, Assignor desires to assign and transfer its Interest to Assignee, and Assignee desires to acquire Assignor’s Interest.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Assignment of Membership Interest. Assignor hereby forever irrevocably sells, assigns, transfers, conveys and sets over to Assignee, its successors and assigns, forever, all of its right, title and interest in and to the Interest, whether pursuant to the Operating Agreement or otherwise. This assignment includes all rights in and claims to any Company profits and losses, undistributed allocations of any Company profits and losses, undistributed distributions of any kind and any other benefits of any nature allocable under the Operating Agreement or otherwise to the Interest hereby assigned, arising on or after the date hereof. In order to induce the Assignee to enter into this Agreement, the Assignor represents and warrants to the Assignee that it (i) is the record and beneficial owner of the Interest, (ii) has good and marketable title to the Interest, free and clear of all liens, claims, charges, pledges, security interests and encumbrances

Exhibit 10.24 (Continued)
of every kind and nature and (ii) has the absolute right to sell, assign and transfer the same to the Assignee.
     2. Assumption of Membership Interest. Assignee hereby accepts the foregoing assignment and agrees to assume and perform each and every one of the obligations and be bound by all of the terms and provisions set forth in the Membership Agreement arising from and after the date hereof, and agrees that it hereby is a member of the Company.
     3. Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of                     .
     4. Miscellaneous. This Assignment shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree that they will execute such other and further instruments and documents that may be necessary to effectuate this Assignment.
     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.
ASSIGNOR:
ASSIGNEE:

Exhibit 10.24 (Continued)
EXHIBIT “D”
Intentionally deleted

Exhibit 10.24 (Continued)
EXHIBIT “E”
RENT ROLL

Exhibit 10.24 (Continued)
EXHIBIT “F”
LEGAL PROCEEDINGS
     Barclays Capital Real Estate Inc. v Tarragon Lugano LLC, Ballantrae Tarragon LLC, Reflection Lakes Tarragon, LLC, Omni Monterra LLC, Tarragon Corporation, Ybor City Tarragon, LLC, Via Lugano Condominium Association, Inc. and The Quarter at Ybor Condominium Association, Inc., in the Circuit Court of the15th Judicial Circuit, in and for Palm Beach County, Florida, Foreclosure Division, Case No. 2007 CA 01 4548).
THREATENED LEGAL PROCEEDINGS
     Threatened litigation as set forth in that certain correspondence dated May 29, 2007 from Holland & Knight to Ballantrae Tarragon LLC, with respect to Strategery Group, LLC vMCZ/Centrum Florida XII, LLC, a copy of which was provided to Purchaser

Exhibit 10.24
EXHIBIT “G”
PERSONAL PROPERTY

Exhibit 10.24 (Continued)
EXHIBIT “H”
Intentionally deleted

Exhibit 10.24 (Continued)
EXHIBIT “I”
TITLE UPDATES

Exhibit 10.24 (Continued)
EXHIBIT J
Intentionally deleted

Exhibit 10.24 (Continued)
EXHIBIT K
TITLE CLEARING ITEMS

Exhibit 10.24 (Continued)
EXHIBIT L
CONDOMINIUM PARCEL CONTRACTS

Exhibit 10.24 (Continued)
EXHIBIT M
NON-IMPUTATION AFFIDAVIT

State of South Carolina	)
	)	ss.
County of	)
Affidavit and Indemnity
The undersigned, being first duly sworn, on oath, deposes and says the following:
1.	The undersigned is (i) Executive Vice President of Tarragon Corporation, a Nevada corporation and (ii) Executive Vice President of Madison Tarragon Manager, Inc., a Nevada corporation.
2. To the best knowledge of the undersigned,
a.	there are presently no defects in or liens, encumbrances or other claims against the title to the property described in the Commitment for Title Insurance No. , having an effective date of , issued by Fidelity National Title Insurance Company (hereinafter referred to as “the Company”) other than as disclosed in exceptions nos. on Schedule B — Section 2 of said commitment, other than the following: (if none, state “None”); and;

b.	There are presently no inchoate rights which may ripen into any defect, lien, encumbrance or claim against the title to said property except as may be created by an instrument or action required in Schedule B — Section 1 of said commitment, other than the following: (If none, state “None”)
3.	The undersigned hereby indemnifies the Company and agrees to hold it harmless against any loss which the Company may suffer by virtue of any valid claim made under the said endorsement based on the existence of any defect in or lien, encumbrance, right or claim against or with respect to the title to the aforesaid property which was not disclosed above but which should have been so disclosed in order to make all statements above true and correct.

The undersigned understands such losses may include court costs and attorney’s fees expended by the Company in defending the title or interest of the insured against such lien, encumbrance, right or claim.
4.	The undersigned makes these statements and gives the aforesaid indemnity for the purpose of inducing the Company to issue the endorsement attached hereto as Exhibit A to one or more of the owner’s or loan policies issued pursuant to the said Commitment for Title Insurance.

Exhibit 10.24 (Continued)
The undersigned further agrees to pay all court costs and reasonable attorney’s fees which the Company may expend in enforcing the terms of this indemnity agreement.
Dated:

Name of Affiant & Indemnitor

Exhibit 10.24 (Continued)
EXHIBIT N
DISCLOSED LIAIBILITIES
     1. The obligations of the Company with respect to the Existing Loan Documents.
     2. The obligations of the Company under the Tenant Leases and Condominium Parcel Contracts (including, without limitation, any incentives provided to third party purchasers as provided in the Condominium Parcel Contracts).
     3. The obligations of the Company under or with respect to the Permitted Exceptions, Licenses, Permits, Warranties and Guaranties and Contracts.
     4. The obligations of the Company with respect to taxes relating to the Company and the Property.
     5. The obligations relating to the maintenance of the status of the Company as a limited liability company in accordance with Holder’s requirements.
     6. Customary unsecured trade debt.
     7. The obligations of the Company under the Condominium Declarations (including, without limitation, the Company’s obligation to provide deficit funding to the condominium associations for the Condominiums).